Exhibit 3.281

ARTICLES OF ORGANIZATION

OF

SHERIDAN EMERGENCY PHYSICIAN SERVICES OF GEORGIA, LLC

ARTICLE I – NAME

The name of the Limited Liability Company is Sheridan Emergency Physician Services of Georgia, LLC (hereinafter the “Company”).

ARTICLE II – DURATION

The existence of the Company shall be perpetual, unless and until terminated pursuant to Georgia law.

ARTICLE III – PURPOSE

The Company is organized for the purpose of transacting any or all business permitted under the Georgia Limited Liability Company Act.

ARTICLE IV – PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of the Company, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V – REGISTERED AGENT

AND REGISTERED OFFICE

The street address and county of the initial registered office of the Company is 1201 Peachtree Street, NE, Atlanta, GA 30361 in Fulton County. The name of the initial registered agent of the Company at such address is C T Corporation System.

ARTICLE VI – ORGANIZER

The name and address of the organizer is Charlene L. McGinty, Esq., 303 Peachtree Street, NE, Suite 5300, Atlanta, Georgia 30308. The organizer is a natural person of at least eighteen years of age.

ARTICLE VII – MEMBERSHIP

The Company will have a sole Member that will hold all of the units and interests of the Company.

ARTICLE VIII – MANAGEMENT

All powers of the Company shall be exercised by, or under the direction and control of, one or more Managers in a manner consistent with the terms, provisions and conditions of the Company’s Operating Agreement and the Georgia Limited Liability Company Act. Subject to the terms and conditions of the Operating Agreement, the Manager or Managers, as applicable, shall have complete power and authority over and the exclusive control and management of the business and affairs of the Company. Unless authorized to do so by the Manager or Managers, as applicable, or otherwise specifically provided in the Operating Agreement, no Member, agent or employee of the Company shall have any power or authority to bind the Company in any way, to affect the Company’s credit or to render the Company liable for any purpose.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization, this 19th day of March, 2009.

/s/ Charlene L. McGinty
Charlene L. McGinty, Esq., Organizer